UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STEIN MART, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Stein Mart, Inc.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 24, 2014

TO OUR SHAREHOLDERS:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Stein Mart, Inc. (the “Company”) will be held on Tuesday, June 24, 2014, at 2:00 P.M., local time, at The Museum of Science and History, 1025 Museum Circle, Jacksonville, Florida 32207.

The meeting will be held for the following purposes:

1.	To elect the ten (10) director nominees named in the attached proxy statement to serve as directors of the Company for the ensuing year and until their successors have been elected and qualified;

2.	To approve an advisory resolution approving executive compensation for fiscal year 2013;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending January 31, 2015; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The shareholders of record at the close of business on April 17, 2014, will be entitled to vote at the annual meeting.

It is hoped you will be able to attend the meeting, but in any event, please vote according to the instructions on the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 24, 2014: The 2013 Annual Report on Form 10-K and proxy statement of Stein Mart, Inc. are available online at www.proxyvote.com.

For directions to the annual meeting, please contact Ms. Linda Tasseff, Director, Investor Relations, at ltasseff@steinmart.com.

By Order of the Board of Directors,

Gregory W. Kleffner
Secretary

Dated: May 8, 2014

Proxy Statement for the

Annual Meeting of Shareholders of

STEIN MART, INC.

To Be Held on Tuesday, June 24, 2014

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD JUNE 24, 2014

This Proxy Statement and the enclosed form of proxy are being sent to shareholders of Stein Mart, Inc. (the “Company” or “Stein Mart”) on or about May 8, 2014 in connection with the solicitation by our Board of Directors of proxies to be used at our annual meeting of shareholders. The meeting will be held on Tuesday, June 24, 2014 at 2:00 P.M., local time, at The Museum of Science and History, 1025 Museum Circle, Jacksonville, Florida 32207.

The Board of Directors has designated Jay Stein and John H. Williams, Jr., and each or either of them, as proxies to vote the shares of common stock solicited on its behalf.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for our 2014 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of our common stock on the record date, April 17, 2014, and that entitles you to vote at our meeting of shareholders. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide annually to our shareholders.

Who is entitled to vote at the meeting?

Holders of common stock as of the close of business on the record date, April 17, 2014, will receive notice of, and be eligible to vote at, our annual meeting of shareholders and at any adjournment or postponement of such meeting. At the close of business on the record date, we had 43,869,441 shares of common stock outstanding and entitled to vote.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are our invited guests may attend and be admitted to the annual meeting of shareholders. Shareholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (i.e., a valid driver’s license, state identification or passport). If a shareholder’s shares are registered in the name of a broker, trust, bank or other nominee, the shareholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of our shares as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted to be used at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted with respect to any proposal other than the ratification of our auditors and the individuals designated as proxies will vote your shares FOR the ratification of our auditors. At this time, the Board and management do not intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our secretary or mailing a proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and are the shareholder of record (or, if your shares are held in “street name” you have a legal proxy as described above) and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons designated as proxies will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting, which means that the ten (10) nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. However, pursuant to a majority voting policy adopted by our Board, any nominee who receives more “withheld” than “for” votes must submit his or her resignation to the Corporate Governance Committee even if he or she received a plurality of votes. The Board of Directors shall then consider the Corporate Governance Committee’s recommendation as to whether or not to accept such resignation and will publicly disclose its decision, the process in reaching its decision and the underlying reasons for its decision.

The advisory resolution on executive compensation, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of our compensation program. The advisory resolution on executive compensation will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

The ratification of the appointment of KPMG LLP to serve as our independent registered certified public accounting firm for the fiscal year ending January 31, 2015 will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

How are votes counted?

In the election of directors, you may vote “FOR ALL” of the nominees or for none of the nominees (“WITHHOLD ALL”) or your vote may be “FOR ALL EXCEPT” with respect to one or more of the nominees.

For the advisory resolution on executive compensation and the ratification of the appointment of KPMG LLP to serve as our independent registered certified public accounting firm for the fiscal year ending January 31, 2015, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting, but will have no effect on the advisory resolution on executive compensation or the ratification of the appointment of our independent registered certified public accounting firm.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for our 2014 annual meeting of shareholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of our independent registered certified public accounting firm without receiving voting instructions from you. In contrast, all other proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the proposals.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results in a Form 8-K within four (4) business days following the annual meeting.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows the name, address and beneficial ownership as of April 17, 2014 of each person known to us, other than Jay Stein, who is shown below, to be the beneficial owner of more than five percent (5%) of our outstanding common stock based on shares of common stock outstanding on such date:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	4,265,610(1)	9.5%

Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	4,512,226(2)	10.13%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	2,504,575(3)	5.6%

(1)

This information is based on a joint filing of Schedule 13G filed February 10, 2014 by T. Rowe Price Associates, Inc. (“Price Associates”), an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940 and T. Rowe Price Small-Cap Value Fund, Inc., an Investment Company registered under Section 8 of the Investment Company Act of 1940. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	This information is based on a Schedule 13G filed January 6, 2014.
(3)

This information is based on a Schedule 13G filed January 30, 2014 by BlackRock, Inc. (“BlackRock”), as parent holding company for BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC (collectively, the “Subsidiaries”).

Security Ownership of Directors and Executive Officers

The following table sets forth certain information with respect to beneficial ownership of our common stock as of April 17, 2014 by: (i) each director; (ii) each current executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(*)
Jay Stein(2)	15,203,716	34.7%
Ralph Alexander(3)(4)	41,912	*
Alvin R. Carpenter(3)	40,061	*
Irwin Cohen(3)	35,350	*
Susan Falk(3)	37,381	*
Linda M. Farthing(3)	55,661	*
D. Hunt Hawkins(3)	194,429	*
Gregory W. Kleffner(3)	191,522	*
Mitchell W. Legler(3)	153,703	*
Brian R. Morrow(3)	233,298	*
Gary L. Pierce(3)	111,757	*
Richard L. Sisisky(3)	62,599	*
Martin E. Stein, Jr.(3)(4)	59,068	*
Burton M. Tansky(5)	0	*
J. Wayne Weaver(6)	0	*
John H. Williams, Jr.(7)	211,700	*
All directors, director nominees and executive officers as a group (16 persons)(2)(3)(4)(6)	16,632,157	37.7%

(*)	Amount is less than one percent (1%) of total outstanding common stock.

(1)

All shares of common stock included in the table are subject to the sole investment and voting power of the respective directors and executive officers, except as otherwise set forth in the footnotes below.

(2)

Shares consist of 11,878,260 shares held by Stein Ventures Limited Partnership, the general partner of which is Cary Ventures, Inc., 21,894 shares held by the Jay and Deanie Stein Foundation over which Mr. Stein has sole voting and dispositive power as trustee of the Foundation, 40,275 shares held by Cary Ventures, Inc., a corporation wholly-owned by Mr. Stein, 984,299 shares held by Jay Stein, 731,600 shares owned by a trust for the benefit of Deanie Stein and over which Mr. Stein has sole voting and dispositive power as trustee, 773,694 shares owned by the Berry Hattie Stein 2013 Trust over which Mr. Stein has sole voting and dispositive power as trustee and 773,694 shares owned by the Jay Meredith Stein 2013 Trust over which Mr. Stein has sole voting and dispositive power as trustee.

(3)

Includes the following shares which are not currently outstanding but which the named shareholders are entitled to receive upon exercise of options that are currently exercisable or that become exercisable within sixty (60) days of April 17, 2014:

Ralph Alexander	13,026
Irwin Cohen	13,026
Susan Falk	8,495
Linda M. Farthing	8,495
D. Hunt Hawkins	56,065
Gregory W. Kleffner	59,803
Mitchell W. Legler	8,495
Brian R. Morrow	78,491
Gary L. Pierce	33,638
Richard L. Sisisky	8,495
Martin E. Stein, Jr.	8,495

All directors and executive officers as a group (15 persons)	296,524

Includes the following shares of restricted stock which are currently outstanding and will be delivered to each individual upon vesting:

Ralph Alexander	13,893
Alvin R. Carpenter	13,893
Irwin Cohen	13,893
Susan Falk	13,893
Linda M. Farthing	13,893
D. Hunt Hawkins	47,020
Gregory W. Kleffner	40,600
Mitchell W. Legler	30,663
Brian R. Morrow	61,140
Gary L. Pierce	31,030
Richard L. Sisisky	13,893
Martin E. Stein, Jr.	13,893

All directors and executive officers as a group (15 persons)	307,704

(4)	Messrs. Alexander and Stein are retiring from the Board effective as of the 2014 Annual Meeting.
(5)	Mr. Tansky was appointed to the Board of Directors on January 21, 2014.
(6)	Mr. Weaver has been nominated by the Board of Directors to stand for election at the 2014 Annual Meeting.
(7)	Includes 211,700 shares owned jointly by Mr. Williams and his wife.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons owning more than ten percent (10%) of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities and to furnish us with copies of all such reports. To our knowledge, based solely on our review of copies of such reports furnished to us during 2013, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent (10%) beneficial owners have been complied with on a timely basis.

PROPOSAL NO. 1 -

ELECTION OF DIRECTORS

At the meeting, ten (10) directors will be elected to serve for one (1) year and until the election and qualification of their successors. Each nominee is presently available for election and previously elected to the Board by our shareholders (although, in the case of Mr. Weaver, his prior election to the Board by our shareholders last occurred at our 2007 Annual Meeting). There are no family relationships between any of our directors, director nominees or executive officers. While our directors are elected by a plurality vote, our majority voting policy requires that any director who receives more “withheld” votes than “for” votes must tender his or her resignation and the full Board must determine whether or not to accept those resignations. We will file a Form 8-K that discloses the Board’s decision and the reasons for its actions.

We believe that each nominee possesses the characteristics that are expected of all directors, namely, independence, integrity, sound business judgment and a willingness to represent the long-term interests of all shareholders. The following paragraphs provide biographies of each of our nominees and descriptions of the experiences, qualifications and skills that caused the Corporate Governance Committee and the Board to determine that these nominees should serve as our directors. These biographies contain information regarding each nominee’s service as a director, business experience, director positions held currently or at any time during the last five (5) years and information regarding involvement in certain legal or administrative proceedings, if applicable. The below biographies do not include information for Mr. Ralph Alexander or Mr. Martin Stein, each of whom is retiring from the Board effective as of the 2014 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Name Age	Positions with the Company; Principal Occupations and Other Directorships During Past Five (5) Years; Special Experiences, Qualifications and Skills	Year First Became Director of the Company

Jay Stein (68)	Chairman of the Board of the Company since 1989; Chief Executive Officer since June 2013, interim Chief Executive Officer from September 2011 to June 2013 and Chief Executive Officer of the Company from 1990 to September 2001. Mr. Stein, as the principal architect of the Company’s growth, brings extensive knowledge of the retail environment and outstanding merchandising skills to the Board.	1968

John H. Williams, Jr. (76)	Vice Chairman of the Board since February 2003 and director of the Company; Vice Chairman and Chief Executive Officer of the Company from September 2001 to February 2003; President of the Company from 1990 to September 2001. As a past Chief Executive Officer of the Company, Mr. Williams brings extensive historical and operational knowledge to the Board based on many years of experience with the Company.	1984

Alvin R. Carpenter nß¥ (72)	Director of the Company; Vice Chairman of CSX Corporation from July 1999 to February 2001; director of Regency Centers Corporation since 1993 and CONSOL Energy, Inc. since 2013 and former director of Florida Rock Industries, Inc. from 1993 to 2007, PSS World Medical, Inc. from 2005 to 2013 and Lender Processing Services, Inc. from 2009 to 2014. Mr. Carpenter brings extensive experience in management of employees and a vast knowledge of specific geographic markets to the Board.	1996

Irwin Cohen †ß¥ (73)	Director of the Company; Senior Advisor with the Peter J. Solomon Company, an investment banking firm, from June 2003 to October 2013; Global Managing Partner of the Retail and Consumer Products Practice of Deloitte & Touche LLP from 1998 to May 2003; director of Supervalu, Inc. since June 2003. Mr. Cohen adds extensive financial and accounting experience and expertise in evaluating financial controls as well as extensive experience within the retail segment.	2007

Susan Falk †¥ (63)

Director of the Company; A retail consultant since April 2012; Chief Executive Officer of fashion retailer Betsey Johnson LLC from September 2010 to April 2012; Group President, Womenswear, Hartmarx Corporation from January 2005 to July 2009, a retail consultant from May 2003 to December 2004 and President of Avenue Stores from October 2002 to April 2003. Betsey Johnson LLC filed for Chapter 11 bankruptcy protection in April 2012. Ms. Falk greatly broadens the Board’s retail and apparel experience and offers invaluable advice as to the Company’s dealings with its vendors and its merchandising strategies.

		2007

Name Age	Positions with the Company; Principal Occupations and Other Directorships During Past Five (5) Years; Special Experiences, Qualifications and Skills	Year First Became Director of the Company

Linda M. Farthing †¥ (66)	Director of the Company; interim President and Chief Executive Officer of the Company from September 2007 to December 2008; President and director, Friedman’s, Inc. 1998; President and director, The Cato Corporation 1990-1997. Former director of CT Communications from 2005 to 2007. Ms. Farthing’s considerable experience in managing retail companies materially enhances the Board’s ability to assess market trends and the Board’s sensitivity to overall business trends affecting the retail industry.	1999

Mitchell W. Legler (71)	Director of the Company; majority shareholder of the law firm Kirschner & Legler, P.A. since April 2001; sole shareholder of the law firm Mitchell W. Legler, P.A. from August 1995 to April 2001; general counsel to the Company since 1991. Mr. Legler’s substantial experience with financial companies and his general legal knowledge is beneficial to the Board’s understanding of risks faced by the Company and assists in guiding the Board in understanding its responsibilities.	1991

Richard L. Sisisky nb¥× (59)	Director of the Company; President of The Shircliff & Sisisky Company, a management consulting company, since 2003; President and Chief Operating Officer and director of ParkerVision, Inc. from 1998 to 2003. Mr. Sisisky’s material knowledge of the general business environment and management skills are invaluable to the Board’s strategic insight and analysis.	2003

Burton M. Tansky ¥** (76)	Director of the Company; Senior Advisor with Marvin Traub Associates, a global business development and strategy consulting firm focused on working with brands, retailers, developers and related businesses; Chief Executive Officer of the Nieman Marcus Group from 2001 to 2010; President and CEO of The Nieman Marcus Stores from 1994-2001; Director of the Howard Hughes Corporation and the Donald Pliner Company. Mr. Tansky brings extensive experience in retail management to the Board.	2014

J. Wayne Weaver¥ (79)

Nominee as Director of the Company (previously served as Director from 2000 to 2008); Chairman of Shoe Carnival, Inc. since 1988; Chairman of the Board of Quality Education for All (QEA), a K-12 reform initiative in Jacksonville, FL since 2013; majority owner, Chairman and Chief Executive Officer of the Jacksonville Jaguars from 1993 to 2012; President and Chief Executive Officer of Nine West Group, Inc. from 1978 to 1993. Mr. Weaver brings significant financial and organizational management skills to the Board, as well as extensive retail experience.

		2014++

†	Member of the Audit Committee
n	Member of the Compensation Committee
b	Member of the Corporate Governance Committee
×	Lead Director
¥	Independent Director in accordance with applicable NASDAQ rules
**	Member of the Merchandising Committee
++	Assumes election at the 2014 Annual Meeting

EXECUTIVE OFFICERS

Our executive officers are:

Name (Age)	Position
Jay Stein (68)	Chief Executive Officer
D. Hunt Hawkins (55)	Executive Vice President and Chief Operating Officer
Gregory W. Kleffner (59)	Executive Vice President and Chief Financial Officer
Brian R. Morrow (54)	Executive Vice President and Chief Merchandising Officer
Gary L. Pierce (57)	Senior Vice President and Director of Stores

For additional information regarding Mr. Stein, see the Directors’ table on the preceding pages.

Mr. Hawkins joined us in February 1994 as Senior Vice President, Human Resources. He was promoted to Executive Vice President of Operations in September 2006, to Executive Vice President, Chief Administrative Officer in October 2007 and to Executive Vice President, Chief Operating Officer in December 2011.

Mr. Kleffner joined us in August 2009 as Senior Vice President and Chief Financial Officer. He was promoted to Executive Vice President in February 2010. Prior to joining us, Mr. Kleffner spent six (6) years with Kellwood Company, an apparel manufacturer. While at Kellwood Company, he served as Vice President, Controller from 2002 to 2005, Vice President Finance and Controller from 2005 to 2006, Senior Vice President Finance and Controller from 2006 to 2007 and Chief Financial Officer from 2007 to 2008.

Mr. Morrow joined us in February 2010 as Executive Vice President and Chief Merchandising Officer. Prior to joining us, Mr. Morrow served as Senior Vice President and General Merchandising Manager with Macy’s North/Marshall Field’s from February 2005 to May 2008 and held the same position with Mervyn’s from May 2008 to October 2008 and served as Executive Vice President and General Merchandising Manager with Macy’s West from October 2008 to May 2009.

Mr. Pierce joined us in May 2010 as Senior Vice President and Director of Stores. Prior to joining us, Mr. Pierce served as Senior Vice President and Director of Stores for the Central and Northern divisions of Belk, Inc. from September 2001 to May 2010.

CORPORATE GOVERNANCE

We are structured with a Board of Directors as our highest governing body. The Board in turn has a Chairman who helps set the agenda with management and who chairs the meetings of the Board. Mr. Jay Stein, our Board Chairman, also serves as our Chief Executive Officer. The Board has determined that it is in the best interest of the Company to combine the roles of Chairman and Chief Executive officer for so long as both offices are held by Mr. Stein. Mr. Stein, as the Company’s largest shareholder and principal architect of the Company’s growth, is uniquely suited to both run the Company and seek to maximize shareholder value. The Board elects a lead director (the “Lead Director”), who serves as chairman of the Corporate Governance Committee. The Lead Director is an independent director with substantial management experience who works with the Board Chairman and management to set the agenda for Board meetings and serves as a liaison between the Board and management to facilitate communications, acts as a moderator of executive sessions made up solely of independent directors, and assures that an independent Board member is involved in setting agendas for the Board and Corporate Governance Committee. Our Lead Director is Mr. Sisisky.

Our Corporate Governance Guidelines require that a majority of our directors qualify as independent directors. The Board determines independence on the basis of the standards specified by NASDAQ, the additional standards referenced in our Corporate Governance Guidelines, and other facts the Board considers relevant. The Board has reviewed relevant relationships between the Company and each non-employee director as well as any other facts that might impair a director’s independence. Based on that review, the Board has determined that all non-employee directors are independent except for Mr. Legler. Messrs. Jay Stein and John Williams are employees of the Company. In addition, Mr. Alexander and Mr. Martin Stein, our retiring directors, previously were determined to be independent directors. In determining the independence of each director, the matters described under “Related Party Transactions” were considered.

Mr. Tansky was recommended for membership on the Board by the Company’s chief executive officer due to his extensive retail experience. His nomination was considered by the Corporate Governance Committee at its January, 2014 meeting. Following that Committee’s recommendation to the full Board, Mr. Tansky was elected to membership on the Board at the meeting of the Board on January 21, 2014. Mr. Weaver previously served as a member of the Board from 2001 through the 2008 Annual Meeting. Mr. Weaver was recommended for membership on the Board by the Company’s chief executive officer due to his prior Board experience with the Company and his extensive retail experience. His nomination was considered and approved by the Corporate Governance Committee at its April, 2014 meeting.

The Board meets at least quarterly and provides supervision of the Company between meetings through a number of standing committees. The Board recognizes its responsibility for oversight of our risk management and one (1) meeting each year of the Audit Committee is heavily focused on operational risk management dealing with areas of primary concern to us such as inventory control and shrinkage, insurance coverage, financial controls, adequacy of reserves, and third party claims. The full Board periodically addresses strategic risks such as changes in the retail environment as well as setting the authority limits for management at various levels. The Board believes that its focus on risk management discourages inappropriate risk-taking by management and results in appropriate controls.

The Compensation Committee seeks to establish compensation plans that create a balance between rewarding performance and avoiding inappropriate risk-taking by management. Our incentive compensation plans are adjusted annually to focus management on both general performance by us and specific areas of risk management which the Board, acting through the Compensation Committee, believes will be most effective in reducing inappropriate risks. Management is encouraged to set specific criteria for lower levels of management’s incentive compensation which similarly are intended to maximize opportunities and control risks at all levels of our operations. See the Compensation Discussion and Analysis section for more information on our incentive plans.

Shareholders who wish to communicate with the Board of Directors, or any particular director, may send a letter to our Secretary at the address set forth on the first page of this proxy statement. The mailing envelope should contain a clear notation on the outside that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” All such letters should identify the author as a shareholder, state the name in which the shares of such author are held, and clearly state whether the intended recipients are all members of the Board or only certain specified individual directors. The Secretary will make copies of such letters and circulate them to the appropriate director or directors.

The Board adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines are available on our website, www.steinmart.com.

MEETINGS AND COMMITTEES OF THE BOARD

During 2013, the Board held a total of four (4) regular meetings and four (4) special meetings. All directors attended at least seventy-five percent (75%) of all meetings of the Board and Board committees on which they served during 2013 except for Mr. Martin Stein, who attended sixty-four percent (64%) of all such meetings.

We do not have a formal policy requiring directors to attend annual meetings of shareholders. However, the annual meeting is generally held on the same day as a regularly scheduled Board meeting and we expect that the majority of our directors will attend the annual meeting of shareholders. All directors, except for Mr. Carpenter, who could not be present, attended the last annual meeting.

The Board of Directors has established four (4) standing committees:    an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Each standing committee operates pursuant to a charter adopted by the full Board which is available on our website, www.steinmart.com. The Committees are more fully described below. Members of the standing committees are elected annually at the regular Board meeting held in conjunction with the annual shareholders’ meeting with changes in committee assignments being made during the year as the Board of Directors deems appropriate.

Executive Committee.    The Executive Committee is comprised of any two (2) directors who are independent directors under NASDAQ rules and one (1) additional director who is our Chief Executive Officer. Subject to the limitations specified by the Florida Business Corporation Act, the Executive Committee is authorized by our bylaws to exercise all of the powers of the Board of Directors when the Board of Directors is not in session. The Executive Committee held one (1) meeting during 2013. This meeting was attended by Messrs. Carpenter, Sisisky, Legler and Jay Stein.

Audit Committee.  During 2013, the Audit Committee was comprised of Mr. Cohen (Chairman), Ms. Falk and Ms. Farthing, each of whom is an independent director under NASDAQ rules applicable to Audit Committee members. During 2013, the Audit Committee held nineteen (19) meetings. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements and (3) the independence and performance of our internal auditors. Our Board of Directors has determined that Mr. Cohen and Ms. Farthing each qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Compensation Committee.    The Compensation Committee is comprised of Messrs. Carpenter (Chairman), Alexander (a director not standing for re-election due to his retirement), Sisisky and Martin E. Stein, Jr. (a director not standing for re-election due to his retirement), each of whom is an independent director under NASDAQ rules. During 2013, the Compensation Committee held three (3) meetings. This Committee has the responsibility for approving the compensation arrangements for our senior management, including Short-Term and Long-Term Incentive Compensation. It also recommends to the Board of Directors adoption of any compensation plans in which our officers and directors are eligible to participate. The Compensation Committee also serves as the Option Committee and makes grants of stock options, restricted stock and performance shares under our 2001 Omnibus Plan. Please refer to our Compensation Discussion and Analysis beginning on page 12 for additional discussion of the role our Compensation Committee plays in setting executive compensation.

Corporate Governance Committee. The Corporate Governance Committee is comprised of Mr. Sisisky (as the Lead Director and Chairman), Mr. Cohen (as the Chairman of the Audit Committee) and Mr. Carpenter (as the Chairman of the Compensation Committee), each of whom is an independent director under NASDAQ rules. The Committee is responsible for the search and selection of our future directors and recommends to the full Board the slate of Directors to be proposed to our shareholders at our annual meeting of shareholders. The Committee also reviews, from time to time, the roles of the other standing committees, recommends committee assignments and evaluates, on a periodic basis, the performance of the Board and each of its committees as well as the relationship between the Board and our management. During 2013, the Corporate Governance Committee held four (4) meetings. The Lead Director, among other things, assists in setting agendas for meetings of the Board, acts as a moderator of executive sessions made up solely of our independent directors and serves as a liaison to increase the flow of information between Board members and our management.

The Corporate Governance Committee will consider nominees for directors recommended by shareholders. Any shareholder wishing to make such a recommendation to the Corporate Governance Committee should submit the recommendation, in writing, with such supporting information as the shareholder believes appropriate, as well as any other information required to be disclosed about the candidate under the SEC’s proxy rules, to the Committee in care of our Lead Director at our headquarters in Jacksonville, Florida. Shareholder nominations for director must be received by the Lead Director on or before January 8, 2015 in order to be considered timely for our 2015 Annual Meeting. Shareholders desiring to make a director nomination must comply with the procedures outlined in Section 3.18 of the Company’s Bylaws.

The Committee reviews a broad range of criteria when considering all possible candidates for the Board, including experience, education, ability to read and understand financial statements, ethics, business reputation and other factors that the Committee believes relevant in determining whether a candidate would add to the Board’s ability to guide us. In recommending nominees for our directors, the Committee seeks to achieve a diversity of business experience and to enhance the Board’s ability to address challenges facing us and to better understand our ability to take advantage of opportunities in the overall business landscape. The Committee informally evaluates incumbent directors to determine whether they should be nominated to stand for re-election based on such factors as well as their contribution to the Board during their current terms. When a vacancy develops, the Committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the Committee deems it appropriate, the Committee may engage a third-party search firm. The Committee will evaluate all potential candidates, including any candidates recommended by shareholders, based on their biographical information and qualifications, information available through public records and their “independence,” and, if a potential candidate appears to be a good choice, will arrange personal interviews of qualified candidates by one (1) or more Committee members, other Board members and senior management, as the Committee believes appropriate.

Merchandising Committee. Upon Mr. Tansky’s election to the Board, the Board established an ad hoc committee made up of Mr. Tansky (Chairman) and Mr. Jay Stein to meet periodically with the Company’s merchants to provide guidance as to merchandising trends and related matters. As the Merchandising Committee is ad hoc and temporary, no charter was adopted for the Committee.

COMPENSATION OF DIRECTORS

Our Compensation Committee’s philosophy is to target non-employee director compensation at the mid-range of peer group pay levels. However, based on a study conducted by Mercer (US), Inc. (the Compensation Committee’s compensation consulting firm), cash compensation for our Board of Directors is below peer group 50th percentile levels and total compensation (including equity grants) is well below peer group 25th percentile levels. The Board has elected to maintain its annual retainer at $36,000 for 2014.

In addition to annual retainers, directors continue to be compensated through attendance fees and receipt of equity-based compensation. For fiscal year 2013, each non-employee director received attendance fees of $2,000 for attending meetings of the Board and $2,000 for attending committee meetings whether in person or by conference call. Mercer has recommended additional emphasis on equity-based compensation. Accordingly, in 2011, 2012 and 2013, each non-employee director (with the exception of Mr. Tansky, who joined the Board of Directors at the end of fiscal 2013) received $40,000 in value of our shares which equaled 6,070, 5,115 and 2,708 Restricted Shares, respectively, (subject to vesting over three (3) years as described below) on the grant date. Restricted Shares are issued to directors on the first Tuesday in each January following the date we release our gross sales for the critical month of December. That date was selected to afford investors an opportunity to absorb that gross sales information and for our share price to reflect the appropriate value attributed to those shares by the investment community. The directors’ Restricted

Shares vest on the third anniversary of the date of grant or vest immediately if that person’s directorship is terminated because of death, disability, retirement at age 72 or above, or a change of control of the Company.

In fiscal year 2014, to compensate certain directors with additional responsibilities, (i) our Lead Director receives an additional annual retainer of $40,000, (ii) the Chairperson of our Audit Committee receives an additional annual retainer of $25,000, (iii) the Chairperson of the Compensation Committee receives an additional annual retainer of $15,000, and (iv) the Chairperson of the ad hoc Merchandising Committee receives an additional annual retainer of $12,000.

Each director also receives a one-time grant of 4,000 stock options upon becoming a director.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED FEBRUARY 1, 2014

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Ralph Alexander	$ 49,500	$ 39,997	-	-	-	$ 1,570	$ 91,067
Alvin R. Carpenter	$ 92,500	$ 39,997	-	-	-	$ 1,570	$ 134,067
Irwin Cohen	$ 150,500	$ 39,997	-	-	-	$ 1,570	$ 192,067
Susan Falk	$ 97,500	$ 39,997	-	-	-	$ 1,570	$ 139,067
Linda M. Farthing	$ 88,000	$ 39,997	-	-	-	$ 1,570	$ 129,567
Mitchell W. Legler (6)	$ 109,500	$ 251,271	-	$81,070	-	$ 57,581	$ 499,422
Richard L. Sisisky	$ 102,000	$ 39,997	-	-	-	$ 1,570	$ 143,567
Martin E. Stein, Jr.	$ 48,000	$ 39,997	-	-	-	$ 1,570	$ 89,567
Burton M. Tansky (7)	$ 11,000	-	$ 29,560	-	-	$ 10,000	$ 50,560
John H. Williams, Jr. (8)	-	-	-	-	-	$ 133,974	$ 133,974

(1)

Jay Stein, the Company’s Chairman of the Board and Chief Executive Officer is not included in this table as he is an employee of the Company and therefore did not receive compensation for his services as a director. The compensation received by Mr. Stein is shown in the Summary Compensation Table.

(2)

Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of stock awards made during the fiscal year ended February 1, 2014. Forfeiture estimates have been disregarded in determining the amounts indicated. During fiscal year 2013 each non-employee director named above received 2,708 stock awards with a grant date fair value of $14.77 per stock award. In addition, Mr. Legler received 6,350 stock awards with a grant date fair value of $11.33 per stock award and 9,530 performance units with a grant date fair value of $14.62 as a result of being a participant in the Company’s Long-Term Incentive Program. As of February 1, 2014, each director has the following number of unvested restricted stock awards outstanding: Ralph Alexander: 13,893; Susan Falk: 13,893; Alvin R. Carpenter: 13,893; Irwin Cohen: 13,893; Linda M. Farthing: 13,893; Mitchell W. Legler: 30,663; Richard L. Sisisky: 13,893 and Martin E. Stein, Jr.: 13,893. In addition, Mr. Legler has 25,160 performance awards, granted at target level, outstanding.

(3)

As of February 1, 2014, the following directors have the indicated number of option awards outstanding: Ralph Alexander 13,026, Irwin Cohen 13,026, Susan Falk 8,495, Linda M. Farthing 8,495, Mitchell W. Legler 8,495, Richard L. Sisisky 8,495, Martin E. Stein, Jr. 8,495 and Burton M. Tansky 4,000.

(4)	Reflects the amount earned under our Short-Term Incentive Plan of which Mr. Legler is a participant.
(5)

Includes, for all directors, amounts paid as dividends on restricted stock awards. Also included for Mr. Legler is $52,992 for medical benefits not provided to non-executive employees plus a tax gross up and $657 of perquisites and other personal benefits; and for Mr. Tansky is $10,000 for consulting fees relating to the Company prior to being named to the Board.

(6)

Mr. Legler is the majority shareholder of Kirschner & Legler, P.A., general counsel to the Company since April 2001. For a description of the arrangement with Kirschner & Legler, P.A. for Mr. Legler’s service as our general counsel, including fees paid pursuant to this arrangement, see the section entitled Related Party Transactions elsewhere in this proxy statement.

(7)	Mr. Tansky was appointed to the Board of Directors on January 21, 2014.
(8)

Mr. John H. Williams, Jr., a former executive officer of the Company, remains an employee of the Company and does not receive additional compensation for his services as a director. Other compensation for Mr. Williams includes $96,000 salary; $34,753 in medical benefit payments not provided to non-executive employees (which includes excess medical, dental and vision payments plus a tax gross up based on these amounts); $1,920 in Company contributions to his 401(k) plan plus $1,301 of perquisites and other personal benefits.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding our compensation programs and policies for our executives who are listed in our Summary Compensation Table. These executives are our Chief Executive Officer, our Executive Vice President and Chief Financial Officer, our Executive Vice President and Chief Merchandising Officer, our Executive Vice President and Chief Operating Officer and our Senior Vice President and Director of Stores (collectively, the “Named Executive Officers”).

Compensation Philosophy and Objectives

Our compensation program is designed to meet the following goals (the “Compensation Goals”):

—	attract the best possible candidates;

—	retain our key officers;

—	align the interests of our officers with those of our shareholders; and

—	provide our officers with incentive pay directly associated with performance.

To achieve these objectives, we use a mix of compensation elements, including:

—	base salary;

—	short-term incentives (annual cash);

—	long-term incentives (equity);

—	employee benefits and limited perquisites; and

—	employment agreements.

In determining the amount and form of these compensation elements, we may consider a number of factors in any given year. The Compensation Committee considered the results from the shareholder advisory vote on executive compensation for fiscal year 2012 as support for the compensation policies and practices in place for fiscal 2013. At the 2013 annual meeting of shareholders, more than 99% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. Our Board of Directors has determined that our shareholders should vote on a say-on-pay proposal each year in accordance with the preference expressed by shareholders on the “say-when-on-pay” proposal at our 2011 annual meeting of shareholders.

Other factors that the Compensation Committee may consider in determining compensation include the following:

—

Compensation levels paid by companies in our peer group and as reflected in published survey data. We believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

—	Corporate and individual performance, as we believe this encourages our Named Executive Officers to focus on achieving our business objectives;

—

Internal pay equity of the compensation paid to one Named Executive Officer as compared to another – that is, the compensation paid to each executive should reflect the importance of his or her role to us as compared to the roles of the other executives – as we believe this contributes to retention and a spirit of teamwork among our executives;

—	The experiences and individual knowledge of the members of our Board regarding compensation programs generally and at other companies on whose boards they may serve;

—	The recommendations of our Chief Executive Officer, our Executive Vice President and Chief Operating Officer and our Compensation Committee’s compensation consultant;

—	Broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business; and

—

Individual negotiations with Named Executive Officers, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at their prior employer to come work for us, or foregoing other compensation opportunities with other prospective employers to continue to work for us, as well as negotiations upon their departures, as we recognize the benefit to our shareholders of seamless transitions.

Although the Compensation Committee reviews from time to time the values of vested equity awards held by, and equity award profits realized by executives, the increases or decreases in the value of equity awards that were previously granted have no significant impact in the determination of cash or equity-based compensation.

Stock Ownership Policy

In 2012, the Board established share ownership guidelines for our Directors and Named Executive Officers. Directors are expected to own five times (5X) their annual retainer fee value, our Chief Executive Officer is expected to own three times (3X) base salary and the remaining executive officers are expected to own one and one half times (1.5X) base salary. Each individual has five (5) years to accumulate the desired ownership level beginning from the later of January 1, 2012 or their appointment as an executive officer or director. Once attained, each individual will be considered to have met this requirement with the number of shares they owned, regardless of the effect of future share price changes. As of the record date, each of our Named Executive Officers has met this requirement. Our policy also prohibits our directors, officers and employees from engaging in hedging transactions as well as pledging or margin arrangements without receiving an exception from this prohibition in advance of such transactions.

Compensation Oversight

Our executive compensation policies are established by the Compensation Committee which is composed entirely of independent directors as defined by applicable NASDAQ Rules. The Compensation Committee provides governance and oversight to our executive compensation programs, benefit plans and policies, and administers our Omnibus Plan, including a review of all equity grants under the Omnibus Plan. The Compensation Committee makes all compensation decisions relating to our Chief Executive Officer. The Compensation Committee reviews and approves, after considering the evaluation and recommendation of our Chief Executive Officer and Executive Vice President and Chief Operating Officer, all compensation decisions relating to our other executive officers.

During 2013, the Compensation Committee retained Mercer (US), Inc., a compensation consulting firm, to support the Compensation Committee in its work. Mercer provides recommendations as well as information as to the compensation levels and practices of the various companies which are considered to be in our Peer Group. Mercer also provides the Compensation Committee with information as to current trends and best practices in executive compensation and informs them of pertinent regulatory and stock exchange rules impacting executive compensation matters. In addition, Mercer provides advice to management with regard to special compensation issues that may arise. Mercer provided no other services to us during 2013.

To ensure independence, the Compensation Committee is required to pre-approve all other work unrelated to compensation advice to the Committee proposed to be provided by Mercer, if any such work were ever to be proposed. In addition, the Compensation Committee also considers the following factors in determining that its compensation consultant has no conflict of interest in providing advice to the Compensation Committee: the amount of fees paid by us as a percentage of the consulting firm’s total revenue and business or personal relationships between the consulting firm and the members of the Compensation Committee.

The Compensation Committee tests our compensation program periodically by comparing the compensation paid to our officers to the compensation paid by other companies in our Peer Group. Our Peer Group consists of a group of similarly sized apparel retail companies. The composition of the Peer Group as reviewed for setting 2013 compensation consisted of the following companies:

American Eagle Outfitters	Christopher and Banks Corp.
AnnTaylor Stores Corp	Coldwater Creek, Inc.
Bebe Stores, Inc.	Express, Inc.
Bon Ton Stores, Inc.	JoS. A. Bank Clothiers, Inc.
Buckle, Inc.	The Men’s Wearhouse, Inc.
The Cato Corporation	New York & Company, Inc.
Chico’s FAS Inc.	Stage Stores, Inc.
Children’s Place Retail Stores	Wet Seal, Inc.

The Peer Group is monitored by the Compensation Committee to make sure it is composed of companies similar to our situation and size. Both additions and subtractions may occur from time to time. For 2014, the Committee added both Aeropostale and Shoe Carnival at the recommendation of Mercer. The Compensation Committee believes these are appropriate peer companies based upon their total revenues and their customer base. The median as measured by total revenues of our Peer Group, as revised for fiscal 2014, equals $1.4 billion compared to our $1.3 billion, placing us at the 48th percentile of the group. For purposes of determining equity-based compensation under our Long-Term Incentive Plan, we use the S&P Apparel Retail Index.

Chief Executive Officer

Jay Stein is our Chief Executive Officer (CEO). Mr. Stein was named interim CEO in 2011 as the culmination of the Board’s search for a new chief executive. The Board removed the interim title from Mr. Stein’s position as CEO in June 2013. Mr. Stein previously held the position of CEO from 1990 to 2001. Mr. Stein is provided a base salary of $540,000. The compensation being paid to Mr. Stein should not be viewed as reflecting the Compensation Committee’s compensation philosophy for executive officers. For 2013, Mr. Stein requested that his base salary be reduced by an amount equivalent to the Annual Incentive Compensation he earned for 2012 to maintain his total compensation at approximately $540,000. This request was approved by the Compensation Committee.

Elements of Compensation

Base Salary.

We seek to set base salaries for our officers at the mid-range of base salaries paid to officers performing similar duties by our Peer Group. We believe that, in general, paying less than that amount would be contrary to our Compensation Goals of attracting and retaining key officers. On the other hand, we believe that paying materially more than the mid-range of our Peer Group base salary would not support our Compensation Goals of minimizing fixed costs, motivating those officers through incentive compensation plans and aligning their interests with those of our shareholders. However, in 2013, the base salaries paid to Messrs. Kleffner, Hawkins, Morrow and Pierce remained substantially below the 50th percentile of base compensation paid to similar officers by our Peer Group.

Incentive Plans.

We use short-term and long-term incentive plans to meet our Compensation Goals of motivating our officers and aligning their interests with those of our shareholders by measuring performance using an objective standard. The Compensation Committee and the Board of Directors annually approve a business plan (the “Business Plan”) that establishes financial goals for the current year, and generally for the two fiscal years thereafter. The Business Plan, which is intended to be ambitious, but realistic, drives the formulas for determining success under our incentive plans.

Short-Term Incentives

We have an annual incentive plan which is intended to provide short-term incentives to our officers to achieve excellent performance in the current financial period. Annual bonuses are driven by formulas tied to our achieving various levels of success compared with our Business Plan for the current year. Generally, the Short-Term Incentive Plan pays cash bonuses upon achieving the prescribed levels of success.

Long-Term Incentives

In addition to the annual incentive, our compensation plan includes a long-term incentive component. Since the interests of our shareholders are long-term as well as short-term, we align the interests of our officers with those of our shareholders by granting various combinations of stock options (“Options”), shares of our stock with the vesting of such shares dependent upon achieving long-term performance targets established by the Business Plan as well as meeting continued employment requirements (although service conditions may be waived in certain circumstances, including death, disability, retirement or termination following a change in control) (“Performance Shares”), and shares of our stock, the vesting of which is dependent only on remaining employed by us for a certain period of time (“Restricted Shares”). The target award mix for Long-Term Incentive Compensation periodically changes based on our desired objectives.

The Compensation Committee has generally placed an aggregate cap on all target equity-based compensation awarded under our Long-Term Incentive Plan each year between two percent (2%) and three percent (3%) of our common shares outstanding (the “Aggregate Equity-Based Run Rate Cap”) to limit the “overhang” of unvested equity-based compensation shares outstanding. The Aggregate Equity-Based Run Rate Cap for 2013 was less than 2.5%.

We believe that the retail industry is subject to substantial swings in performance results based on factors which are unrelated to management’s performance. For example, our overall performance may be heavily impacted by the state of the economy, unusual events such as terrorist attacks, and catastrophic weather events such as hurricanes. Accordingly, we believe that proper measurement of the performance of management over a multi-year period should also take into consideration our performance compared to the performance of our Peer Group during the same period. For our Long-Term Incentive Plan, the Compensation Committee compares our relative performance to the S&P Apparel Retail Index.

Performance Levels for Incentive Plans

Awards under both the Short-Term and the Long-Term Incentive Plans are based on our achieving performance levels established by the Compensation Committee as a function of the Business Plan for the year(s) in question. The Compensation Committee seeks to set performance levels which it believes are both challenging and realistic. Typically, the Compensation Committee establishes multiple levels of Performance Goals in order to create challenging performance levels, but avoids establishing performance levels which are so unlikely to be achieved as to discourage performance by our officers. Thus, the Compensation Committee uses the levels of performance described below for our Named Executive Officers. Performance Goals for lower levels of management are tailored to more specific areas over which such personnel have more influence based on their respective areas of responsibility and include such factors as sales, gross margin, operating income at the store or district level, and inventory shrinkage. For 2013, the Compensation Committee used the following performance levels:

“Threshold”, which is generally the minimum performance level which must be achieved for any Short-Term and Long-Term performance-based incentive compensation to be paid, is established at the level which the Compensation Committee believes we have a 80% probability of achieving – the level at which minimal bonuses will be paid under our Short-Term and Long Term Incentive Plans;

“Target”, which is our intended performance level based on our Business Plan, is established at the level which the Compensation Committee believes we have a 50% probability of achieving;

“Superior”, which is intended to reward performance above our expected achievement or Target achievement level, is established at the level which the Compensation Committee believes we have a 20% or less probability of achieving; and

“Outstanding”, which is intended to reward outstanding performance above our expected achievement, is established at the level which the Compensation Committee believes we have a 10% or less probability of achieving.

Awards under the Short-Term Incentive and the Long-Term Incentive Plans are then paid or granted based on interpolations between the various performance levels. Normally, no incentive compensation is paid to Named Executive Officers if the Threshold level of performance is not achieved. The Compensation Committee has discretion to increase both Short-Term and Long-Term Incentive Plan awards if performance levels are not met, but has never exercised such discretion.

2013 Short-Term Incentive Plan (Annual Cash Bonuses)

For 2013, the Committee determined that the Short-Term Incentive Plan performance levels would be based on achieving planned levels of “Operating Income” (income generated from operations for the current fiscal year, excludes income taxes, bonuses and non-recurring items of income or expense) and Comparable Store Sales goals. The Compensation Committee believes that using the combination of Operating Income and Comparable Store Sales helps us achieve our goal of growing our business profitability as the retail economic environment improves. The following table shows the performance levels based on the 2013 performance goals at each performance level for the Short-Term Incentive Plan and the percent of base compensation that would be earned by our Named Executive Officers for achieving such performance levels:

2013 Performance Level	Adjusted Operating Income Required to Achieve	Comparable Store Sales Growth	Range of Percent of Base Compensation
Threshold	$45.4M	2.5%	15-25%
Target	$52.3M	4.0%	30-50%
Superior	$59.2M	5.5%	45-75%
Outstanding	$66.0M	7.0%	60-100%

We exceeded our Superior Level Performance for Operating Income and Threshold Level performance for Comparable Store Sales for 2013 and cash bonuses were paid to the Named Executive Officers as noted in the Summary Compensation Table. Operating Income, as adjusted, was equal to $63.3 million, while Comparable Store Sales Growth for 2013 was equal to 3.7%. Adjusted Operating Income is a Non-GAAP (GAAP refers to generally accepted accounting principles) financial measure that excludes income taxes, bonuses and certain non-recurring items of income or expense. The Committee believes that excluding the impact of these non-recurring items of income or expense is appropriate in evaluating our performance for purposes of the Short-Term Incentive Plan. Adjusted Operating Income can be calculated as follows:

Adjusted Operating Income ($ in millions) – Fiscal Year Ended 02/01/14

Operating Income (GAAP)	$40.8
Bonus and share-based compensation expense	8.1
Change in estimate for merchandise buying costs	5.0
Pre-opening expenses	2.6
Supply chain and e-commerce start-up costs	2.5
Store closing and asset impairment	2.4
Investigation and related fees	1.9

Adjusted Operating Income (Non-GAAP)	$63.3

The table below reflects the calculation of the Short-Term Incentive bonus amount based on the applicable percentages for each of our Named Executive Officers. Amounts have been rounded to determine a whole dollar amount for bonus payments.

Named Executive Officer	2013 Adjusted Operating Income of $63.3M	Comparable Store Sales Growth of 3.7%	Total Annual Incentive
Jay Stein	$243,313 (base salary x 45.058022%)	$121,500 (base salary x 22.5%)	$364,813
Gregory W. Kleffner	$135,927 (base salary x 36.046417%)	$67,876 (base salary x 18%)	$203,803
D. Hunt Hawkins	$157,410 (base salary x 36.046417%)	$78,604 (base salary x 18%)	$236,014
Brian R. Morrow	$204,684 (base salary x 36.046417%)	$102,210 (base salary x 18%)	$306,894
Gary L. Pierce	$95,220 (base salary x 27.03481%)	$47,549 (base salary x 13.5%)	$142,769

2013 Long-Term Incentive Plan (Equity-Based Compensation)

For 2013 – 2015, the Compensation Committee determined that the Long-Term Incentive Plan would be based on Total Shareholder Return (TSR) relative to the performance of our Peer Group. The Compensation Committee believes this performance metric closely ties the Participants’ economic benefits to our long-term goal of increasing shareholder value as the retail economic environment improves. Awards under the 2013 Long-Term Incentive Plan for our Named Executive Officers (other than our Chief Executive Officer, who does not participate in the Long-Term Incentive Plan) are based on achieving various relative TSR performance levels. The following table shows the performance levels based on the 2013-2015 performance goals at each performance level for the Long-Term Incentive Plan and the percent of base compensation that would be earned by our Named Executive Officers for achieving such performance levels:

2013 Performance Level	Relative Total Shareholder Return Percentile Required to Achieve from 2013 to 2015	Range of Percent of Base Compensation
Threshold	33rd Percentile	45-55%
Target	51st Percentile	90-110%
Superior	75th Percentile	135-165%

The number of Performance Shares awarded to a participant varies as a function of the performance level achieved and the management level of the participant. The number of Performance Shares awarded to any individual participant at the Target Level of performance is calculated by applying the appropriate percent to the Participant’s base compensation and dividing the resulting amount by the closing price of our shares on the grant date and then providing a pro-rata reduction, if necessary, for the Aggregate Equity-Based Run Rate Cap.

All Performance Shares awarded under the 2013 Long-Term Incentive Plan vest 100% on the date earned. However, a Participant who fails to remain employed due to death, disability, normal retirement or termination following a change of control will nevertheless receive a pro-rata portion of the Performance Shares he or she would have received had he or she remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

Awards under the 2013 Long-Term Incentive Plan are not yet determined. The grant date fair value of performance awards at target performance is included under Stock Awards in the Summary Compensation Table. For the three-year period ending with fiscal 2013, the Company was ranked at the 86th percentile relative to the Peer Group. Awards under the 2011 Long-Term Incentive Plan, which covered the performance period from fiscal 2011 though fiscal 2013, were paid at a rate of 140.82% of Target base compensation in fiscal 2014 based on the Company’s performance at the 70.3 percentile relative to the 2011 Peer Group for the performance period.

Special Award

During 2013, the Compensation Committee believed that the performance of our senior management merited a special award as a result of the Company’s share price equaling or exceeding $14 per share for two consecutive trading days. The Company paid a special bonus to the following Named Executive Officers in July after the Company’s shares achieved the target share price goal during June 2013:

Named Executive Officer	Bonus Amount
Gregory W. Kleffner	$100,000
D. Hunt Hawkins	$250,000
Brian R. Morrow	$250,000
Gary L. Pierce	$50,000

Perquisites

We minimize the use of perquisites, generally providing only those perquisites to our officers that are so standard in the industry as to be necessary in order to meet our Compensation Goals of attracting and retaining officers. Thus, we provide perquisites such as paid vacation days, health insurance, life insurance and a 401(k) retirement plan. We do not provide perquisites such as (i) a defined benefit plan (pension plan) and (ii) financial advice, tax preparation and the like. We provide the following perquisites to our Named Executive Officers which differ from those available to all full time employees:

Executive Medical, Dental and Vision Plan. We maintain a medical, dental and vision plan (the “Medical Plan”) for all of our full time employees, including the Named Executive Officers, covering medical premiums similar to those covered by many companies with a substantial number of employees. The Medical Plan differs for Named Executive Officers in that such officers do not have any co-pay, deductibles or amounts withheld from their salary to pay for their participation in the Medical Plan. The Medical Plan was amended in 2008 to limit the total amount paid as co-pay and deductible to $25,000 per annum for any Named Executive Officer and to continue coverage to age 65 for officers retiring after age 62. Any payment by us for Named Executive Officers in excess of amounts not covered by the normal Medical Plan for other officers is taxable to the Named Executive Officer receiving the benefit of such payment; however we gross up the federal income taxes on such taxable amounts up to the cap described above.

Split-Dollar Life Insurance Plan. We maintain a death benefit plan for our executives which is funded through a split-dollar life insurance plan. The Executive Split Dollar Plan was implemented to provide a lower cost method of paying death benefits for senior management than group term insurance. The Plan provides the executive’s beneficiary with a substantial measure of financial security by providing a pre-retirement death benefit. This benefit is intended to help attract and retain quality executives. The Company amended the plan in 2012 to eliminate the post-retirement death benefit, and made a one-time contribution, equivalent to approximately 85% of the 2012 net present value of the actuarially projected death benefit, to the participants’ Executive Deferred Compensation Account for all current employees participating in the Plan. The 2012 contribution will not vest before age 62, our normal retirement age as defined within the plan. Participants who had already retired received a similar payment in cash with the exception of an individual who otherwise elected to retain their death benefit as well as the Company’s prior Chief Executive Officer, David Stovall, Jr., as to whom the post-retirement insurance benefit shall remain in place pursuant to the Company’s contractual obligations to Mr. Stovall.

The Executive Split Dollar Plan is an endorsement method arrangement. As such, we purchase a life insurance policy on each executive’s life to fund death benefits. The amount of the death benefit is based upon the executive’s total compensation and eligible status. As the policy owner, we may exercise all ownership rights granted to the owner thereof by the terms of the policies. The total policy proceeds (death benefit) is split between us and the beneficiary(ies) named by the executive. If an executive’s employment ends before retirement, they are given the option of buying the policy on their life from us for the greater of the accumulated current cash value of the policy or the amount paid by us to date as premiums for that policy. We make premium payments and the expense is offset by the cash value growth for the period. The cumulative premiums paid by us will be recovered from the death benefits.

The Executive Split Dollar Plan provides a pre-retirement death benefit equal to five (5) times the annual compensation for each of our Senior Vice Presidents and higher executives. Executives below Senior Vice President have a death benefit of three (3) times total annual compensation. For purposes of this plan, total annual compensation is the sum of the executive’s current base salary and last received annual cash incentive compensation. However, if an executive’s compensation drops, the death benefit remains at the prior year’s higher level.

Executive Deferred Compensation Plan. We provide a Non-Qualified Executive Deferred Compensation Plan (the “Deferral Plan”) for a number of our executives including the Named Executive Officers. Under the Deferral Plan, each covered executive has the right to defer receipt of a portion of his or her total compensation each year. For Named Executive Officers, we match the amount of deferred compensation up to a maximum of ten percent (10%) of an executive’s total compensation (salary plus bonuses) for each year. Our matched portion vests at twenty percent (20%) per year in each of years four (4) through eight (8) in order to encourage the retention of the executive receiving the match. Company match amounts also vest on retirement or termination of the executive’s employment within three (3) years following a change of control. Retirement means a voluntary separation by an executive upon attaining age 62. For 2013, we matched at the rate of fifty percent (50%) of a participant’s contributions up to ten percent (10%) of salary and bonus. Since we achieved an above Target total performance level for 2013, we will match an additional fifty percent (50%) of participant’s contributions, again up to a cap of ten percent (10%) of salary and bonus. We do not provide any defined benefit pension plan for our Named Executive Officers, and believe that the Executive Deferred Compensation Plan provides a benefit which partially offsets the lack of a defined benefit plan, but at a much smaller cost to us.

Deferred amounts (which include vested matching contributions) are paid to the executive following their retirement, death, disability or termination following a change of control of the Company. Those amounts are paid either in a lump sum or over time as the executive elects. The plan allows for “in service accounts” whereby funds are channeled to accounts for specific purposes and are allowed by regulation to be withdrawn.

Automobile Allowance.  Each Named Executive Officer, other than our Chief Executive Officer, receives an automobile allowance of $3,300 per calendar quarter. Our Chief Executive Officer utilizes a Company-owned automobile.

Employment Agreements

Our Named Executive Officers other than our CEO have employment agreements that provide for payments upon a termination of employment by the executive for good reason or by us without cause. As our CEO is also our largest shareholder, we do not believe an employment agreement is necessary for him. We believe that these agreements create incentives for our executives to build shareholder value without the fear of losing employment for situations other than for cause. These arrangements are intended to attract and retain qualified executives who could have job alternatives that may appear to them to be less risky absent these arrangements. Each of the employment agreements contains, among other things, the following provisions:

Term.  The current employment agreements are each for a period of two (2) years and do not automatically renew for additional periods. The employment agreements were originally entered into in 2011 and 2012, but the Compensation Committee has recommended, and the Board has approved, new employment agreements for additional two (2) year periods at expiration of the terms of the original agreements. The employment agreements may be terminated before the end of their terms by the Company with or without cause or by the Named Executive Officer with or without good reason.

Responsibilities.  The employment agreements outline the responsibilities of each of the Named Executive Officers to devote, among other things, their full business time and attention to the affairs of the Company.

Compensation.  The employment agreements provide for base compensation to each Named Executive Officer, which compensation is reviewed annually by the Compensation Committee. Bonuses are also paid on an annual incentive bonus program which is formula-driven and each officer receives Long-Term Incentive Compensation, as appropriate, paid in the form of equity-based compensation. In addition, each Named Executive Officer is entitled to participate in our Non-Qualified Deferred Compensation Plan.

Effect of Termination.  In the event a Named Executive Officer is terminated by us for cause (as defined below) or if the Named Executive Officer leaves during the employment term without good reason (as defined below), then our only obligations to the executive are to pay his or her base salary through the date of termination, and to provide such other benefits as have been vested. However, if the Named Executive Officer is terminated by us without cause, or if he or she terminates his or her employment for good reason, or in the event we fail to renew the Named Executive Officer’s employment agreement on expiration on terms not materially less than in their current employment agreement, then in addition to payment of base salary through the termination date, the Named Executive Officer is entitled to receive one hundred percent (100%) of his or her current annual base salary paid out over a continuation period of twelve (12) to twenty-four (24) months following his or her termination. During the continued payment period, he or she also receives continued coverage under our medical, life and disability insurance programs. Finally, for Named Executive Officers, if such termination without cause (by us) or for good reason (by the executive) occurs within two (2) years following a change of control, then the severance payment is two hundred percent (200%) of such officer’s target bonus in the year of termination in addition to two hundred percent (200%) of base salary.

“Good reason” includes, among other things, a material reduction in the Named Executive Officer’s compensation or benefits which is materially more adverse to the executive than similar reductions applicable to other executives of a similar level of status within the Company, and the assignment to the Named Executive Officer of duties which results in a material diminution in such position, authority, duties or responsibilities and which could reasonably be believed to be demeaning.

“Cause” includes, among other things, that the Named Executive Officer (i) has been convicted of, or pleads guilty or nolo contendere to, a felony involving dishonesty, theft, misappropriation, embezzlement, fraud, crimes against property or person, or moral turpitude which negatively impacts us; (ii) intentionally furnishes materially false, misleading, or incomplete information concerning a substantial matter to us or persons to whom the executive reports; (iii) intentionally fails to fulfill any assigned responsibilities for compliance with the Sarbanes-Oxley Act of 2002 or violates the same; (iv) intentionally and wrongfully damages material assets of ours; (v) intentionally and wrongfully discloses material confidential information of ours; (vi) intentionally and wrongfully engages in any competitive activity which would constitute a material breach of the duty of loyalty; (vii) intentionally breaches any stated material employment policy or any material provision of our ethics policy which could reasonably be expected to expose us to liability, (viii) intentionally commits a material breach of the employment agreement, or (ix) intentionally engages in acts or omissions which constitute failure to follow reasonable and lawful directives of ours.

Death and Disability. The employment agreements also provide that in the event of the Named Executive Officer’s death, his or her estate shall receive annual base compensation through the end of the month during which the death occurred, plus whatever bonus the Named Executive Officer was entitled to for the year during which the death occurred. Normal payments will also be made for the Named Executive Officer’s benefit under our other benefit plans in which he or she was a participant. In the event that termination is a result of permanent disability, such Named Executive Officer may be terminated if he or she does not recover within six (6) months following the onset of the disability, and the executive will receive a pro rata portion of his or her bonus for the year in which the termination occurred, and an additional nine (9) months base compensation following termination, as well as payment of benefits from any of our benefit plans in which the disabled executive was a participant.

Restrictive Covenant.  Each executive agrees to maintain all of our trade secrets fully confidential, in perpetuity, and agrees to certain non-solicitation provisions in favor of us.

Internal Revenue Code Section 409A. The employment agreements of the Named Executive Officers contain provisions intended to comply with Internal Revenue Code Section 409A which may have the effect of postponing payments received by the Named Executive Officers following the termination of their employment with us.

Tax Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code precludes a public company from deducting compensation of more than $1 million each for its Named Executive Officers. Certain performance-based compensation is exempt from this limitation. We believe our incentive plans meet the performance-based compensation exemption from the deductibility limitation of §162(m) and that our current compensation plans are unlikely to generate material compensation in excess of the §162(m) limits.

Changes For 2014

We have made several changes in an effort to further align our executive compensation practices to the achievement of our goals. For 2014, the Compensation Committee established a total merit pool equivalent to 2.5% of total base compensation for all employees including the Named Executive Officers. Merit Increases, if earned, are granted based on each associate’s individual performance review scores, and range between 0.5% - 4.0%. The increase for any individual associate is based on recommendations of that individual’s immediate supervisor and is approved by the Company’s Chief Operating Officer.

Merit pay raises in 2014 for our Named Executive Officers with the exception of Mr. Stein were set at 2.0% to 4.0% of base compensation. The Compensation Committee determined that those increases nevertheless resulted in base compensation for our Named Executive Officers which generally remained substantially below the 50% percentile of base pay for similar positions in our Peer Group. At Mr. Stein’s request, his base salary has been reduced by an amount equivalent to $265,000 of the Annual Incentive Compensation he earned for 2013 to maintain his total compensation at approximately $653,013.

For 2014, the Compensation Committee continues to believe that Comparable Store Sales Growth and Operating Income, as adjusted, are the measures of our short term success and will use those metrics for the Short-Term Incentive Plan. The Short-Term Incentive Plan Performance Levels will be based 50% on achieving levels of Operating Income and 50% on achieving Comparable Store Sales.

The Compensation Committee has set the performance levels for 2014 to be as follows:

—

“Threshold”, which is generally the minimum performance level which must be achieved for an incentive compensation to be paid, is established at the level which the Compensation Committee believes we have an eighty percent (80%) probability of achieving;

—	“Target”, which is the intended performance level for the Company based on the Business Plan, and which the Compensation Committee believes we have a fifty percent (50%) probability of achieving;

—

“Superior”, which is intended to reward performance above our expected achievement or Target achievement level, is established at the level which the Compensation Committee believes we have a twenty percent (20%) or less probability of achieving; and

—

“Outstanding”, which is intended to reward performance above our Superior achievement level, is established at the level which the Compensation Committee believes we have a ten percent (10%) or less probability of achieving.

The following table shows the Performance Levels based on the 2014 performance goals at each Performance Level for the Short-Term Incentive Plan:

Short-Term Performance Level for 2014	Operating Income Required to Achieve	Comparable Store Sales Growth
Threshold	$60.3M	2.5%
Target	$68.3M	4.0%
Superior	$76.4M	5.5%
Outstanding	$84.4M	7.0%

For the 2014 Long-Term Incentive Plan, the Compensation Committee has elected to continue to use a relative measure and will continue to use the S&P Apparel Retail Index, as comprised at the beginning of 2014, to compare our performance to others in the industry. Awards under the 2014-2016 Long-Term Incentive Plan for our Named Executive Officers will be based on our relative Total Shareholder Return compared to the S&P Apparel Retail Index for the three (3) year performance period.

For 2014, the Long-Term Incentive Plan for the Named Executive Officers and general counsel will be based on a three-year performance period and paid sixty percent (60%) in Performance Shares and forty percent (40%) in Restricted Shares. The Performance Shares will vest at the end of the third year based upon the performance level achieved for the cumulative three-year performance period and the time-based Restricted Shares will vest at the end of the third year. However, a participant who fails to remain employed due to death, disability, normal retirement or termination following a change of control will nevertheless receive a pro-rata portion of both the Performance Shares and Restricted Stock he or she would have received had he or she remained employed for the full performance period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle. The Performance Shares will be earned, if at all, based on our relative Total Shareholder Return compared to that of the S&P Apparel Retail Index. For the Named Executive Officers, the relative Total Shareholder Return performance goals are shown in the following table:

Long-Term Performance Level	Company Percentile Rank vs. S&P Apparel Retail Index
Threshold	33rd Percentile
Target	51st Percentile
Superior	75th Percentile

For 2014, the Compensation Committee has set the Aggregate Equity-Based Run Rate Cap at two and one half percent (2.5%) for shares issued under our Long-Term Incentive Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in these Proxy materials and incorporated by reference into the Annual Report on Form 10-K for the year ended February 1, 2014.

Alvin R. Carpenter, Chairman

Ralph Alexander

Richard L. Sisisky

Martin E. Stein, Jr.

EXECUTIVE COMPENSATION

The Summary Compensation Table summarizes the compensation paid or accrued by us to our Chief Executive Officer, our Chief Financial Officer and our three other highest paid executive officers during the fiscal year ended February 1, 2014.

The amounts reported in this section for stock and option awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on our performance and stock price and his or her continued employment.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jay Stein Chairman and Chief Executive Officer	2013 2012 2011	$ 283,548(6) $ 553,200 $ 215,715	- - -	- - -	- - -	$364,813 $280,287 -	$ 39,032 $ 641,052 $ 135,504	$ 687,393 $ 1,474,539 $ 351,219
Gregory W. Kleffner Executive Vice President, Chief Financial Officer	2013 2012 2011	$ 375,406 $ 365,797 $ 358,167	$100,000 - -	$ 487,073 $ 414,971 $ 431,664	- $443,946 -	$203,803 $152,391 -	$ 113,759 $ 499,766 $ 123,772	$ 1,280,041 $ 1,876,871 $ 913,603
D. Hunt Hawkins Executive Vice President, Chief Operating Officer	2013 2012 2011	$ 434,740(7) $ 425,000 $ 384,738	$250,000 - -	$ 564,090 $ 480,574 $ 456,266	- $665,917 -	$236,014 $176,477 -	$ 121,491 $ 526,334 $ 109,055	$ 1,606,335 $ 2,274,302 $ 950,059
Brian R. Morrow Executive Vice President, Chief Merchandising Officer	2013 2012 2011	$ 565,301 $ 550,830 $ 539,000	$250,000 - -	$ 733,456 $ 624,886 $ 647,496	- $665,917 -	$306,894 $229,477 -	$ 63,419 $ 614,804 $ 146,597	$ 1,919,070 $ 2,685,914 $ 1,333,093
Gary L. Pierce Senior Vice President, Director of Stores	2013 2012 2011	$ 350,641 $ 341,392 $ 332,854	$50,000 - -	$ 372,253 $ 317,142 $ 327,934	- $221,971 -	$142,769 $106,754 -	$ 73,483 $ 383,660 $ 101,306	$ 989,175 $ 1,370,919 $ 762,094

(1)	The amounts reflect the payment of a special bonus to the named executive officers following the achievement of a Company target share price goal during June 2013.
(2)

The amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of stock awards made during the fiscal years indicated. Forfeiture estimates have been disregarded in determining the amounts indicated. The grant date fair value of restricted stock awards and units was based on the closing price of the common stock on the applicable grant dates except for market-based performance awards granted at the target level during fiscal years 2011, 2012 and 2013 whose values were determined using a Monte-Carlo simulation model to estimate the relative and absolute total shareholder return performance of the companies forming the S&P Apparel Retail Index as of the valuation dates of May 16, 2011, May 3, 2012, and May 16, 2013 respectively.

(3)

The amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of option awards made during the fiscal years indicated. Forfeiture estimates have been disregarded in determining the amounts indicated. The grant date fair value of stock options is estimated using the Black-Scholes option pricing model with the expected term for fiscal year 2012 being derived via a lattice model. The grant date fair value of stock option awards was determined based on the assumptions in the following chart for grants made during the 2012 fiscal year. There were no option awards granted during fiscal year 2013 or 2011 to the named executive officers.

2012 Fiscal Year
Assumptions
Weighted average volatility	64.4%
Weighted average dividend yield	0.0%
Weighted average risk-free interest rate	0.9%
Weighted average expected term	5.3 years

(4)	The amounts reflect the cash bonus awards to the named individuals under our Short-Term Incentive Plan.
(5)	The amounts reflected are:

Name	Year	Perquisites and Other Personal Benefits ($)(a)	Dividends Paid On Restricted Stock Awards ($)	Company Contributions to 401(k) Plans ($)	Company Contributions to Deferred Compensation Plans ($)	Total ($)

Jay Stein	2013	$33,998	-	$5,034	-	$ 39,032
Gregory W. Kleffner	2013	$47,842	$ 8,532	$5,116	$52,269	$113,759
D. Hunt Hawkins	2013	$69,797	$ 9,635	$2,872	$39,187	$121,491
Brian R. Morrow	2013	$47,324	$12,834	$3,261	-	$ 63,419
Gary L. Pierce	2013	$42,417	$ 6,510	$5,115	$19,441	$ 73,483

(a)

Perquisites and other personal benefits consist of automobile allowances; medical benefits not provided to non-executive employees (includes excess medical, dental and vision payments plus a tax gross up); and medical administration and reinsurance cost plus long-term disability and group life premiums. No single item exceeds the greater of $25,000 or 10% of the aggregate value of all perquisites and other personal benefits received by any of the Named Executive Officers, except for medical benefit payments not provided to non-executive employees (which includes excess medical, dental and vision payments plus a tax gross up based on these amounts) in the amount of $32,117 for Mr. Kleffner, $54,072 for Mr. Hawkins, $31,889 for Mr. Morrow and $26,729 for Mr. Pierce. All perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

(6)	Mr. Stein elected to reduce his 2013 base salary by $280,287, the amount of his 2012 Cash Incentive Compensation.
(7)	Mr. Hawkins received $104,413 in short-term disability payments in fiscal 2013.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED FEBRUARY 1, 2014

The following table shows the plan-based awards granted to each Named Executive Officer during the fiscal year ended February 1, 2014.

	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Superior ($)	Outstanding ($)	Threshold (#)	Target (#)	Superior (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jay Stein	04/08/13	$135,000	$270,000	$405,000	$540,000	-	-	-	-	-	-	-
Gregory W. Kleffner	04/08/13 05/16/13 05/16/13	$ 75,418 - -	$150,835 - -	$226,253 - -	$301,670 - -	- 7,250 -	- 21,970 -	- 32,950 -	- - 14,640	- - -	- - -	- $321,201 $165,871
D. Hunt Hawkins	04/08/13 05/16/13 05/16/13	$ 87,337 - -	$174,675 - -	$262,012 - -	$349,350 - -	- 8,390 -	- 25,440 -	- 38,160 -	- - 16,960	- - -	- - -	- $371,933 $192,157
Brian R. Morrow	04/08/13 05/16/13 05/16/13	$113,567 - -	$227,133 - -	$340,700 - -	$454,266 - -	- 10,920 -	- 33,080 -	- 49,620 -	- - 22,050	- - -	- - -	- $483,630 $249,827
Gary L. Pierce	04/08/13 05/16/13 05/16/13	$ 52,832 - -	$105,664 - -	$158,495 - -	$211,327 - -	- 9,540 -	- 16,790 -	- 25,180 -	- - 11,190	- - -	- - -	- $245,470 $126,783

(1)

The amounts shown reflect the threshold, target, superior and outstanding annual incentive compensation payment levels under the Company’s Short-Term Incentive Program. These amounts are based on the individual’s current position. The amounts disclosed in the Summary Compensation Table for 2013 are a result of this award.

(2)

The threshold amounts shown reflect the long-term compensation awards of performance shares which are 50% of the target amounts shown. The superior amounts shown are 150% of the target amounts. The percentage of target awards paid, if at all, is determined based on Stein Mart’s relative Total Shareholder Return compared to that of the S&P Apparel Retail Index at the time of the grant.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END FEBRUARY 1, 2014

The following table shows the outstanding equity awards for each Named Executive Officer as of the end of the fiscal year ended February 1, 2014.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jay Stein	-	-	-	-	-	-	-	-
Gregory W. Kleffner	22,426(2) 37,377(2) -	11,553(2) 75,886(2) -	$ 7.87 $ 7.09 -	07/31/19 08/08/22 -	- - 40,600(3)	- - $502,628	- - 60,910(4)	- - $754,066
D. Hunt Hawkins	56,065(5) -	113,829(5) -	$ 7.09 -	08/08/22 -	- 47,020(6)	- $582,108	- 70,540(7)	- $873,285
Brian R. Morrow	11,213(8) 56,065(8) -	22,766(8) 113,829(8) -	$ 6.67 $ 7.09 -	03/05/17 08/08/22 -	- - 61,140(9)	- - $756,913	- - 91,720(10)	- - $1,135,493
Gary L. Pierce	7,475(11) 18,688(11) -	15,178(11) 37,943(11) -	$ 6.40 $ 7.09 -	05/18/17 08/08/22 -	- - 31,030(12)	- - $384,151	- - 46,550(13)	- - $576,289

(1)

The market value is determined by multiplying the number of shares by the closing price of the Company’s stock on The NASDAQ Global Select Market as of the last business day of the fiscal year. The closing price of the Company’s stock on January 31, 2014 (the last business day of the fiscal year) was $12.38. The actual value will depend on the fair market value on the date of vesting.

(2)

Options granted on 07/31/2009 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. Options granted on 08/08/12 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(3)

The shares indicated represent 25,960 shares issued under the 2012 Long-term Incentive Plan that cliff vest on January 31, 2015 plus 14,640 shares issued under the 2013 Long-term Incentive Plan that cliff vest on January 30, 2016. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(4)

The shares indicated consists of 38,940 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2012 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P Apparel Retail Index over the cumulative three year performance period that consists of fiscal years 2012 – 2014 plus 21,970 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2013 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2013-2015. The actual performance shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by the Company on January 31, 2015 for the 2012 Plan and January 30, 2016 for the 2013 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(5)

Options granted on 08/08/2012 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date. All option grants expire on the date shown. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(6)

The shares indicated represent 30,060 shares issued under the 2012 Long-term Incentive Plan that cliff vest on January 31, 2015 plus 16,960 shares issued under the 2013 Long-Term Incentive Plan that cliff vest on January 30, 2016. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(7)

The shares indicated consist of 45,100 performance shares, which represents the number of Performance Shares that would be issued at the target level of the 2012 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P Apparel Retail Index over the cumulative three year performance period that consists of fiscal years 2012 – 2014 plus 25,440 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2013 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2013-2015. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by the Company on January 31, 2015 for the 2012 Plan and January 30, 2016 for the 2013 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(8)

Options granted on 03/05/2010 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the seventh anniversary of the grant. Options granted on 08/08/2012 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date and expire on the date shown, which is the tenth anniversary of the grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(9)

The shares indicated represent 39,090 shares issued under the 2012 Long-term Incentive Plan that cliff vest on January 31, 2015 plus 22,050 shares issued under the 2013 Long-Term Incentive Plan that cliff vest on January 30, 2016. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(10)

The shares indicated consist of 58,640 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2012 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P Apparel Retail Index over the cumulative three year performance period that consists of fiscal years 2012 – 2014 plus 33,080 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2013 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2013-2013. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the Participant remains employed by the Company on January 31, 2015 for the 2012 Plan and January 30, 2016 for the 2013 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(11)

Options granted on 5/18/2010 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the seventh anniversary of the grant. Options granted on 8/8/2012 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date and expire on the date shown, which is the tenth anniversary of the grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(12)

The shares indicated represent 19,840 shares issued under the 2012 Long-term Incentive Plan that cliff vest on January 31, 2015 plus 11,190 shares issued under the 2013 Long-Term Incentive Plan that cliff vest on January 30, 2016. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(13)

The shares indicated consist of 29,760 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2012 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P Apparel Retail Index over the cumulative three year performance period that consists of fiscal years 2012 – 2014 plus 16,790 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2013 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2013-2015. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by the Company on January 31, 2015 for the 2012 Plan and January 30, 2016 for the 2013 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED FEBRUARY 1, 2014

The following table provides information relating to options exercised and stock awards that vested during the fiscal year ended February 1, 2014 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jay Stein	-	-	-	-
Gregory W. Kleffner	-	-	50,668	$503,866
D. Hunt Hawkins	51,648	$109,497	53,556	$532,588
Brian R. Morrow	-	-	76,002	$755,799
Gary L. Pierce	-	-	38,492	$382,790

(1)	Aggregate amount realized upon exercise after determining difference between market price of shares at exercise and the exercise price of the options.
(2)	The value realized represents the number of shares acquired on vesting multiplied by the closing market price of the Company’s common stock as listed on The NASDAQ on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED FEBRUARY 1, 2014

Amounts credited to each Named Executive Officer’s account will receive earnings (loss) depending upon the investment option elected by each named executive. The following table shows the current investment options available under our Non-Qualified Deferred Compensation Plan and their annual rates of return for the calendar year ended December 31, 2013.

Fund	Annual Rate of Return	Fund	Annual Rate of Return

Model Portfolio – Conservative	0.97%	T Rowe Price Equity Income II	29.41%
Model Portfolio – Moderate/Conservative	9.72%	Dreyfus Stock Index Initial	32.03%
Model Portfolio – Moderate	15.75%	American Funds IS Growth 2	30.10%
Model Portfolio – Moderate/Aggressive	21.96%	Goldman Sachs VIT Mid Cap Value	32.89%
Model Portfolio – Aggressive	29.82%	Morgan Stanley UIF Mid Cap Growth I	37.49%
Fixed Rate Option	3.74%	Royce Capital Small Cap	34.75%
Nationwide NVIT Money Market V	0.00%	Vanguard VIF Small Company Growth	46.54%
PIMCO VIT Total Return Admin	-1.96%	Oppenheimer VA Global Securities NS	27.31%
PIMCO VIT Real Return Admin	-9.22%	MFS VIT II International Value Svc	27.63%
LASSO Long and Short Strategic Opportunities	9.40%

The earnings (loss) realized by each of the Named Executive Officers is reflected in the table below:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings/(Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Jay Stein	-	-	$ 4,718	-	$512,219
Gregory W. Kleffner	$176,481	$52,269	$102,796	-	$967,130
D. Hunt Hawkins	$39,385	$39,187	$ 81,467	-	$813,291
Brian R. Morrow	-	-	$ 37,259	-	$413,629
Gary L. Pierce	$ 28,208	$19,441	$ 26,910	-	$324,892

(1)

The amount reflected for each of the Named Executive Officers is reported as compensation to such Named Executive Officer in the Summary Compensation Table (Salary and Non-Equity Incentive Plan Compensation columns).

(2)	Registrant contributions are reported as compensation in the Summary Compensation Table (All Other Compensation column).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Jay Stein, the Company’s Chief Executive Officer. All payments assume that the triggering event for such payment occurred on February 1, 2014, the last day of the Company’s 2013 fiscal year.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/01/14)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	-	-	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	-	-	-	-	-	-
Annual Base Salary Through End of Month of Termination	-	-	-	-	$ 45,000	$ 45,000	-
Earned Bonus (Pro rata)	-	-	-	-	$ 364,813	$ 364,813	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$ 20,000 per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	-	-	-
Current Value of Unvested Restricted Shares	-	-	-	-	-	-	-
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	$512,219	$512,219	$512,219	$512,219	$512,219	$ 512,219	$512,219
Split-Dollar Life Insurance	-	-	-	-	-	$3,000,000	-
Total (3)	$512,219	$512,219	$512,219	$512,219	$877,032	$3,922,032	$512,219

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.
(2)	The benefits payable under the Company’s 401(k) plan have been omitted since this plan is non-discriminatory.
(3)	In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Gregory W. Kleffner, the Company’s Executive Vice President and Chief Financial Officer. All payments assume that the triggering event for such payment occurred on February 1, 2014, the last day of the Company’s 2013 fiscal year. For a discussion of the employment agreement provisions governing such payments, please refer to the Compensation Discussion and Analysis beginning on page 12.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/01/14)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$ 377,088	$ 377,088	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$ 59,998	$ 59,998	-	$ 42,079	-	$ 40,075
Annual Base Salary Through End of Month of Termination	-	-	-	-	$ 31,424	$ 31,424	-
Earned Bonus (Pro rata)	-	-	-	-	$ 203,803	$ 203,803	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$ 282,816	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$ 20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	$ 453,541	$ 453,541	$ 453,541
Current Value of Unvested Restricted Shares	-	-	-	-	$1,256,694	$1,256,694	$1,256,694
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$ 754,177
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$ 301,671
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	$540,327	$ 540,327	$ 540,327	$540,327	$ 967,130	$ 967,130	$ 967,130
Split-Dollar Life Insurance	-	-	-	-	-	$2,654,120	-
Total (3)	$540,327	$977,413	$977,413	$540,327	$3,237,487	$5,566,712	$3,775,292

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.
(2)	The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.
(3)	In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for D. Hunt Hawkins, the Company’s Executive Vice President and Chief Operating Officer. All payments assume that the triggering event for such payment occurred on February 1, 2014, the last day of the Company’s 2013 fiscal year. For a discussion of the employment agreement provisions governing such payments, please refer to the Compensation Discussion and Analysis beginning on page 12.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/02/13)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$436,687	$ 436,687	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$ 60,244	$ 60,244	-	$ 42,079	-	$ 42,079
Annual Base Salary Through End of Month of Termination	-	-	-	-	$ 36,391	$ 36,391	-
Earned Bonus (Pro rata)	-	-	-	-	$ 236,014	$ 236,014	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$ 327,516	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$ 20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	$ 602,155	$ 602,155	$ 602,155
Current Value of Unvested Restricted Shares	-	-	-	-	$1,455,393	$1,455,393	$1,455,393
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$ 873,375
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$ 349,350
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	$490,832	$490,832	$490,832	$490,832	$ 813,291	$ 813,291	$ 813,291
Split-Dollar Life Insurance	-	-	-	-	-	$3,065,822	-
Total (3)	$490,832	$987,763	$987,763	$490,832	$3,512,839	$6,209,066	$4,135,643

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.
(2)	The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.
(3)	In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Brian R. Morrow, the Company’s Executive Vice President and Chief Merchandising Officer. All payments assume that the triggering event for such payment occurred on February 1, 2014, the last day of the Company’s 2013 fiscal year. For a discussion of the employment agreement provisions governing such payments, please refer to the Compensation Discussion and Analysis beginning on page 12.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/02/13)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$567,833	$567,833	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$ 32,759	$ 32,759	-	$ 20,942	-	$ 20,942
Annual Base Salary Through End of Month of Termination	-	-	-	-	$ 47,319	$ 47,319	-
Earned Bonus (Pro rata)	-	-	-	-	$ 306,894	$ 306,894	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$ 425,875	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$ 20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	$ 732,149	$ 732,149	$ 732,149
Current Value of Unvested Restricted Shares	-	-	-	-	$1,892,406	$1,892,406	$1,892,406
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$1,135,667
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$ 454,267
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	-	-	-	-	$ 413,629	$ 413,629	$ 413,629
Split-Dollar Life Insurance	-	-	-	-	-	$3,991,680	-
Total (3)	-	$600,592	$600,592	-	$3,839,214	$7,383,717	$4,649,060

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.
(2)	The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.
(3)	In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Gary L. Pierce, the Company’s Senior Vice President and Director of Stores. All payments assume that the triggering event for such payment occurred on February 1, 2014, the last day of the Company’s 2013 fiscal year. For a discussion of the employment agreement provisions governing such payments, please refer to the Compensation Discussion and Analysis beginning on page 12.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/02/13)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$352,212	$352,212	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$ 59,895	$ 59,895	-	$ 42,079	-	$ 42,079
Annual Base Salary Through End of Month of Termination	-	-	-	-	$ 29,351	$ 29,351	-
Earned Bonus (Pro rata)	-	-	-	-	$142,769	$142,769	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$ 264,159	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$ 19,565 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	$ 291,842	$ 291,842	$ 291,842
Current Value of Unvested Restricted Shares	-	-	-	-	$ 960,440	$ 960,440	$ 960,440
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$ 704,424
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$ 211,327
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	$35,257	$35,257	$35,257	$35,257	$ 324,892	$ 324,892	$ 324,892
Split-Dollar Life Insurance	-	-	-	-	-	$2,294,830	-
Total (3)	$35,257	$447,364	$447,364	$35,257	$2,055,172	$4,043,764	$2,534,644

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.
(2)	The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.
(3)	In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

PROPOSAL NO. 2 -

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution approving our executive compensation as reported in this proxy statement. As described below, in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay For Performance	Our annual Short-Term Incentive Plan provides performance-based cash incentive awards focused on closely aligning rewards with results.
Align the Interests of Our Executives and Shareholders	Our Long-Term Incentive Plan promotes a long-term focus on results to align employee and shareholder interests.
Attract and Retain Top Talent

Our executive compensation program is designed to be similar to the programs that are offered by other companies in our Peer Group. We attempt to set our total compensation levels at the median level of comparable companies because of the desire to attract and retain top-level executives in the market in which we operate and compete for talent.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 12 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has contributed to our recent and long-term success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve the following advisory resolution:

RESOLVED, that the shareholders of Stein Mart, Inc. approve, on an advisory basis, the 2013 compensation of our Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2014 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION.

AUDIT COMMITTEE REPORT

The Audit Committee met with management and the independent registered certified public accounting firm nineteen (19) times during 2013 to review and discuss the Company’s annual and quarterly financial statements prior to their issuance, and other matters. At least four (4) of these meetings also included separate executive sessions with the independent registered certified public accounting firm without the presence of management and executive sessions without others present and with the Company’s Chief Financial Officer and with the Company’s Vice President of Audit Services. During 2013, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the USA.

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended February 1, 2014 with management. The Audit Committee also discussed with the independent registered certified public accounting firm the matters required to be discussed by the statement on PCAOB Auditing Standard No. 16 “Communications with Audit Committees”. The Audit Committee also received the written disclosures and the letter from the independent registered certified public accounting firm mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered certified public accounting firm their firm’s independence. The Audit Committee also monitored the Company’s compliance with the internal controls provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended February 1, 2014 for filing with the Securities and Exchange Commission.

Irwin Cohen, Chairman

Susan Falk

Linda M. Farthing

PROPOSAL NO. 3 -

RATIFICATION OF APPOINTMENT OF KPMG LLP AS

THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm KPMG LLP to serve as our independent registered certified public accounting firm for the current fiscal year ending January 31, 2015. That firm has served as our audit firm since July 10, 2013. As previously disclosed, the Audit Committee sent out a request for proposal to several national accounting firms, including our prior audit firm, PricewaterhouseCoopers LLP, on June 6, 2013. On June 11, 2013, PricewaterhouseCoopers informed the Company that it declined to stand for re-election and that, accordingly, the auditor-client relationship between PricewaterhouseCoopers LLP and the Company was terminated as of that date.

In connection with the audits of the Company’s consolidated financial statements for the two fiscal years ended February 2, 2013 and January 28, 2012 and through June 11, 2013, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement in their reports on the Company’s financial statements for such years.

The audit reports of PricewaterhouseCoopers LLP on the consolidated financial statements of the Company and subsidiaries for the two fiscal years ended February 2, 2013 and January 28, 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended February 2, 2013 and January 28, 2012 and through June 11, 2013, the Company had reportable events related to material weaknesses in the Company’s internal control over financial reporting. The material weaknesses identified in the Form 10-Ks and Form 10-Q related to the control environment for the level of information and communication between the finance department and other department functions and the Company not having designed effective controls related to 1) (i) the finance department monitoring and evaluating the appropriate accounting for markdowns, and (ii) the finance and merchandising departments effectively communicating so that the finance department could develop appropriate accounting policies relative to markdowns, 2) financial management adequately validating the assertions made by real estate operations management regarding the future value of leasehold improvements made by the Company, 3) financial management effectively communicating with human resources personnel to fully understand the Company’s vacation policy, 4) the indirect cost capitalization adjustment in interim periods, 5) (i) information technology personnel effectively communicating the nature of certain software expenditures to the finance department resulting in the amortization of software costs over an improper period and (ii) financial management effectively communicating with information technology personnel to timely identify and remove retired software assets from the accounting records, 6) the IT department effectively communicating system incidents to the appropriate personnel, 7) the appropriate identification of errors in and the review of credit card receivable reconciliations by management, and 8) the review of the reconciliation of the retail stock ledger (RSL) and Perpetual System inventory balances.

We provided PricewaterhouseCoopers LLP with a copy of the above disclosures and requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not they agreed with our statements. A copy of the letter furnished by PwC in response to that request was filed as Exhibit 16.1 to our Current Report on Form 8-K filed on June 17, 2013.

Our Board of Directors has directed that the appointment of KPMG LLP as the Company’s independent registered certified public accounting firm be submitted for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting of shareholders and will be given the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent registered certified public accounting firm is not required by our articles of incorporation or bylaws. However, the Board of Directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. In such event, the Audit Committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the Audit Committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and the Company.

The following table provides information relating to the fees billed or expected to be billed for the audit including the audit of internal controls and fees billed/paid for other services provided by KPMG LLP, our independent registered public accounting firm, and by our prior auditors, PricewaterhouseCoopers LLP, in each of the last two (2) fiscal years.

	KPMG LLP(1)		PricewaterhouseCoopers LLP(1)
	2013	2012	2013	2012(2)
Audit Fees(2)	$1,028,200	-	$152,000	$3,427,000
Audit-related Fees(3)	-		-	87,712
Tax Fees(4)	-	-	37,000	94,124
All Other Fees	-	-	-	-

Total	$1,028,200	-	$189,000	$3,608,836

(1)	On June 11, 2013, PricewaterhouseCoopers LLP declined to stand for re-election and, on July 10, 2013, KPMG LLP was appointed as the Company’s independent registered public accounting firm.

(2)

The large difference between the fees reflected for 2012 compared to those for 2013 primarily relates to additional fees incurred associated with our restatement. Includes fees for professional services relating to the annual audit of our financial statements, review of our quarterly financial statements and services related to the certification of our internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(3)

Includes fees for professional services for consultation on accounting standards or transactions and consultations concerning pre-implementation assessments relating to new merchandise information and point-of-sale system.

(4)

Includes fees for professional services relating to tax compliance (preparation of returns) and fees relating to an IRS examination. No services were provided relating to aggressive tax transactions, contingent fee services or any tax services to certain persons who serve in financial reporting oversight roles.

All decisions regarding selection of independent registered certified public accounting firms and approval of accounting services and fees are made by our Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee must pre-approve (i) all audit services, and (ii) all non-audit services provided by the independent registered certified public accounting firm that are permitted by Section 201 of the Sarbanes-Oxley Act, except if:

1.

in the case of permissible non-audit services, such services qualify as de minimus under Section 202 of the Sarbanes-Oxley Act and we did not recognize that such services were non-audit services at the time of the engagement;

2.	the Audit Committee, or one (1) or more of its designated members, approves the permissible non-audit services before completion of the audit; and
3.	when one (1) or more designated members approve such services, such approval is presented to the Audit Committee at its next scheduled meeting.

All audit, audit-related and tax services provided by KPMG LLP and PricewaterhouseCoopers LLP, respectively, were pre-approved in accordance with the Audit Committee’s guidelines.

The Audit Committee discussed the non-audit services with KPMG LLP and PricewaterhouseCoopers LLP, respectively, and determined that their provision would not impair that firm’s independence.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2015.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

The Audit Committee has adopted written policies and procedures for the Committee to follow in reviewing and approving or ratifying related-party transactions involving the Company and any of its executive officers, directors or five percent (5%) or more shareholders or any of their family members. These transactions include:

(a)	transactions that must be disclosed in proxy statements under SEC rules; and
(b)	transactions that could potentially cause a non-employee director to cease to qualify as independent under NASDAQ listing requirements.

Transactions that are deemed immaterial under SEC disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which a Stein Mart director’s sole relationship is as a non-employee director and the total amount involved does not exceed one percent (1%) of the other company’s total annual revenues.

Criteria to be considered by the Audit Committee in determining whether related-party transactions should be approved or ratified include:

(a)	whether the transactions are on terms no less favorable to the Company than terms generally available from an unrelated third party;
(b)	the extent of the related-party’s interest in the transaction;
(c)	whether the transaction would interfere with the performance of the officer’s or director’s duties to the Company;
(d)	in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under NASDAQ listing requirements; and
(e)	such other factors that the Audit Committee deems appropriate under the circumstances.

The Audit Committee has approved the related-party transactions described below, each involving non-employee directors of the Company, after determining that the transactions do not adversely affect the performance by these directors of their duties to the Company.

Mr. Mitchell W. Legler. Mr. Legler is the majority shareholder of Kirschner & Legler, P.A., general counsel to the Company since April 2001. From August 1995 to April 2001, Mr. Legler was the sole shareholder of the law firm of Mitchell W. Legler, P.A., which served as general counsel to us. Legal fees received by Kirschner & Legler, P.A. for fiscal year 2013 were $200,000. The Audit Committee believes that amounts paid for these services are competitive with amounts that would be paid to a third party for similar services and that the engagement does not interfere with the performance of Mr. Legler’s duties as a director of the Company. In addition, Mr. Legler as general counsel to the Company participated in our 2013 Incentive Plans and was granted 9,530 Performance Share Awards at a target level and 6,350 Restricted Stock Awards under our Long-Term Incentive Plan. In April 2013, we renewed an agreement with Kirschner & Legler, P.A. pursuant to which we have retained Mr. Legler and his firm to serve as our general counsel for a term of two (2) years. This agreement provides that we will pay Kirschner & Legler, P.A. annual compensation of $200,000 per year and that such firm will be eligible to receive bonus and equity awards through our compensation program. This agreement further provides that Mr. Legler will be able to participate in our medical and dental insurance plans to the same extent as a person employed as a Senior Vice President. The agreement provides for a severance payment of $200,000 if the agreement is terminated without cause (as defined in the agreement) or if the agreement is not renewed at the expiration of the term. If the agreement is terminated following a change of control, we have agreed to pay 200% of the sum of (i) the amount due for a termination without cause and (ii) the target bonus in the year of termination.

Mr. Martin E. Stein, Jr. Mr. Stein, a member of the Compensation Committee of the Board of Directors, is Chairman and Chief Executive Officer of Regency Centers Corporation, a New York Stock Exchange listed real estate investment trust, through which we lease three (3) store locations owned by Regency Centers Corporation or in co-investment partnerships for approximately $837,648 in annual base rent. The annual lease payments constitute less than one percent (1%) of the 2013 gross revenues of Regency Centers Corporation. The Audit Committee believes that amounts paid for leased space and other lease-related services are competitive with amounts that would be paid to a third party to lease similar space and that the transactions do not interfere with the performance of Mr. Stein’s duties as a director of the Company or disqualify Mr. Stein from being deemed independent under NASDAQ listing requirements.

Mr. Richard L. Sisisky. Mr. Sisisky is the Company’s lead director and a member of the Corporate Governance and Compensation Committees. Mr. Sisisky, as a private investor, owns an interest in several investment limited liability companies which in turn have, among other investments, an investment in COLO5, LLC. Mr. Sisisky’s brother and other family members also own direct interests in COLO5. Based on the information provided by Mr. Sisisky, neither Mr. Sisisky nor any of his family members serve in any management position with COLO5, and all of their collective interests combined are less than 8% of the equity investment in COLO5. The Company maintains certain of its data processing equipment in a secure location operated by COLO5, LLC, and paid that entity $441,953 for its services during 2013. According to information provided by Mr. Sisisky, the fees paid constitute less than 5% of COLO5’s revenue for 2013. The Audit Committee believes that the amounts paid by the Company to COLO5 are competitive with amounts which would be paid to others for similar services, that no preference is given to COLO5 as a result of Mr. Sisisky’s interests and that the transactions do not interfere with the performance of Mr. Sisisky’s duties as a director of the Company or disqualify Mr. Sisisky from being deemed independent under NASDAQ listing requirements.

Compensation Committee Interlocks and Insider Participation. Messrs. Carpenter (Chairman), Alexander, Sisisky and Martin E. Stein, Jr. served on our Compensation Committee during fiscal 2013. None of these directors has served as an officer or employee of the Company. Messrs. Sisisky and Martin E. Stein, Jr. each had related-party transactions with the Company that required consideration by our Audit Committee in connection with their review of related-party transactions, and such related-party transactions are disclosed above.

OTHER MATTERS

Shareholder Proposals for the 2015 Annual Meeting of Shareholders

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by us in order to be included in our proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2015 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than January 8, 2015. To ensure prompt receipt by us, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by us after January 8, 2015 and the proposal will not be brought before the meeting.

Annual Report

A copy of our Annual Report for the year ended February 1, 2014 accompanies this proxy statement. Additional copies may be obtained by writing to Ms. Linda Tasseff, Director, Investor Relations, at 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

Householding

The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or a single set of annual meeting materials to two or more of our shareholders who share an address. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from one or more of such shareholders prior to the mailing date. We will deliver promptly, upon written or oral request made in accordance with the instructions below, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive separate copies or only one copy of future Notices, proxy statements and annual reports for your household, please call or write to Ms. Linda Tasseff, Director, Investor Relations, at the following address and/or telephone number.

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

(904) 858-2639

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND VOTE BY INTERNET, TELEPHONE OR MAIL. INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD. IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

STEIN MART, INC. 1200 RIVERPLACE BLVD JACKSONVILLE, FL 32207

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees
01 Jay Stein 02 John H. Williams, Jr. 03 Alvin R. Carpenter 04 Irwin Cohen 05 Susan Falk
06 Linda M. Farthing 07 Mitchell W. Legler 08 Richard L. Sisisky 09 Burton M. Tansky 10 J. Wayne Weaver
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2 To approve an advisory resolution approving executive compensation for fiscal year 2013.							☐	☐	☐
3 To ratify the appointment of KPMG LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending January 31, 2015.							☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2013 Annual Report on Form 10-K is/are available at www.proxyvote.com.

STEIN MART, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN

CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS TO

BE HELD JUNE 24, 2014

The undersigned hereby appoints Jay Stein and John H. Williams, Jr., and each of them, with full power of substitution and revocation, as true and lawful agents and proxies of the undersigned to attend and vote all shares of Common Stock of Stein Mart, Inc., a Florida corporation, that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of Stein Mart, Inc., a Florida corporation, to be held on June 24, 2014 at 2:00 P.M., local time, at The Museum of Science and History, 1025 Museum Circle, Jacksonville, Florida, 32207 and at any adjournments thereof, hereby revoking any proxy heretofore given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side